ZOO GAMES, INC. (FORMERLY KNOWN AS GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM MARCH 23, 2007 TO DECEMBER 31, 2007

Report of Independent Registered Public Accounting Firm

To the Stockholders
Zoo Games, Inc.
New York, New York

We have audited the accompanying consolidated balance sheet of Zoo Games, Inc. (formerly Green Screen Interactive Software, LLC) and Subsidiaries as of December 31, 2007, and the related statements of operations, members’ capital, and cash flows for the period March 23, 2007 (inception) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropri-ate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Zoo Games, Inc. (formerly Green Screen Interactive Software, LLC) and Subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the period March 23, 2007 (inception) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern.  As more fully described in Note 2, the Company has incurred losses since inception, net cash outflows from operations and has a working capital deficiency at December 31, 2007. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

As more fully described in Note 20, on September 12, 2008, the Company completed its merger with Driftwood Ventures, Inc

/s/Amper, Politziner & Mattia, LLP
September 17, 2008
New York, New York

Zoo Games, Inc.
(formerly Green Screen Interactive Software, LLC and Subsidiaries)
Consolidated Balance Sheet
December 31, 2007
(in $000's)

ASSETS
Current Assets
Cash	$169
Accounts receivable, including $175 due from factor, net of allowances for returns and discounts of $1,167 (Note 11)	1,316
Inventory (Note 5)	1,555
Prepaid expenses and other current assets (Note 6)	4,098
Product development costs – current portion (Note 7)	3,139
Deferred tax asset (Note 15)	1,438

Total Current Assets	11,715

Fixed assets, net (Note 8)	384
Goodwill (Note 9)	16,204
Intangible Assets, net (Note 10)	17,535
Product development costs – non-current portion (Note 7)	1,120
Total Assets	$46,958

LIABILITIES AND MEMBERS' CAPITAL

Current Liabilities
Accounts payable	$3,274
Accounts payable financing arrangement (Note 11)	2,893
Accrued expenses and other current liabilities (Note 12)	5,932
Notes payable, net of discount - current portion (Note 13)	2,877
Total current liabilities	14,976

Notes payable, net of discount - non current portion (Note 13)	4,032
Deferred tax liability (Note15)	6,220
Other long-term liabilities	167

Total Liabilities	25,395

Commitments and Contingencies (Note 14)

Members' Capital
Members' Capital (Note 16)	31,808
Accumulated deficit	(10,245)
Total Members' Capital	21,563
Total Liabilities and Members’ Capital	$46,958

See Notes to the Consolidated Financial Statements

Zoo Games, Inc.
(formerly Green Screen Interactive Software, LLC and Subsidiaries)
Consolidated Statement of Operations
For the Period from March 23, 2007 to December 31, 2007
(in 000's except loss per unit and number of units outstanding)

Revenue	$1,350

Cost of goods sold	847

Gross profit	503

Operating expenses:

General and administrative	2,666

Selling and marketing	146

Research and development	4,626

Loss on impairment of investment discontinued in January 2008 (Note 4)	2,003

Depreciation and amortization	219

Total Operating expenses	9,660

Loss from operations	(9,157)

Interest expense (Note 17)	(1,146)

Loss before benefit for income taxes	(10,303)

Benefit for income taxes	58

Net loss	$(10,245)

Loss per unit – basic and diluted	$(10.94)

Weighted average units outstanding	936,793

See Notes to the Consolidated Financial Statements

Zoo Games, Inc.
(formerly Green Screen Interactive Software, LLC and Subsidiaries)
Consolidated Statement of Cash Flows
For the Period from March 23, 2007 to December 31, 2007
(in $000's)

Operating Activities:

Net loss	$(10,245)
Adjustments to reconcile net loss to net cash
used in operating activities:
Loss on impairment of investment discontinued in January 2008	1,290
Depreciation and amortization	219
Amortization of acquired intangibles	114
Deferred income taxes	(58)
Interest from bridge note beneficial conversion feature and issuance of warrants	843
Interest arising from amortization of debt discount	236
Write-off of publishing rights	1,470
Equity based compensation	138
Changes in assets and liabilities, net (Note 18)	(1,151)

Net cash used in operating activities	(7,144)

Investing activities:

Capital expenditures	(335)
Acquisition of net assets of Supervillain Studios, Inc.	(1,408)
Acquisition of stock of Destination Software, Inc., net of cash acquired of $1,108	(6,000)
Investment in Repliqa, LLC and Cyoob, Inc., net of cash acquired	(191)

Net cash used in investing activities	(7,934)

Financing activities:

Proceeds from sale of Members’ units, net	15,247

Net cash provided by financing activities	15,247

Increase in cash	169

Cash at beginning of period	-

Cash at end of period	$169

See Notes to the Consolidated Financial Statements

Zoo Games, Inc.
Consolidated Statement of Members' Capital
For the Period from March 23, 2007 to December 31, 2007
(in 000's)

	Members' Units		Members'	Accumulated
	Common	Incentive	Capital	Deficit	Total

Founders’ Units	170	168	$67	$-	$67

Issuance of members' units, net of costs of $370	1,093		15,247		15,247

Equity-based compensation expense	-	152	71		71

Issuance of common units for SVS acquisition	50		490		490

Issuance of common units for DSI acquisition	450		8,173		8,173

Fair value of common units to be issued for DSI acquisition	-		5,447		5,447

Issuance of common units for Radar publishing rights	150		1,470		1,470

Bridge Note beneficial conversion feature and issuance of warrants			843		843

Net loss				(10,245)	(10,245)

	1,913	320	$31,808	$(10,245)	$21,563

See Notes to the Consolidated Financial Statements

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -	BUSINESS

Zoo Games Inc., formerly known as Green Screen Interactive Software, LLC, a Delaware corporation and its subsidiaries (the “Company”, “Zoo Games”, “we”, “us” or similar pronouns) is a New York City-based developer, publisher and distributor of interactive entertainment software for use on all major platforms including Nintendo’s Wii and DS, Sony’s PSP and PlayStation 3, Microsoft’s Xbox 360, and personal computers (PCs). Zoo Games sells primarily to major retail chains and video game distributors. Zoo Games began business in March 2007, acquired the assets of Supervillain Studios, Inc. (“SVS”) on June 13, 2007 and acquired the stock of Destination Software, Inc. (“DSI”) on December 18, 2007; thus, the 2007 consolidated financial statements include the results of their operations from their respective acquisition dates. We also acquired an interest in Cyoob, Inc., also known as Repliqa (“Repliqa”), on June 28, 2007. In January 2008, the Company’s Board made a determination to discontinue its involvement with the operations of Repliqa.

The Company has determined that it operates in one business segment, as described above. As it relates to the acquisition of SVS, the Company continued to fulfill the existing obligations to make video games for third parties through the beginning of 2008.

On May 16, 2008, the Company converted from a limited liability company to a C-corporation and changed its name to Green Screen Interactive Software, Inc.

In August 2008, the Company changed its name to Zoo Games, Inc.

NOTE 2 -	GOING CONCERN

These financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since inception, resulting in an accumulated deficit of approximately $10.2 million and a working capital deficiency of approximately $3.3 million at December 31, 2007 and negative cash flows from operations. Further losses are anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. Its ability to continue as a going concern is dependent upon the ability of the Company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has plans to seek additional financing through additional sales of stock and/or debt. These financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts of and classification of liabilities that might be necessary as a result of this uncertainty.

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The consolidated financial statements of the Company include the accounts of Zoo Games and its wholly and majority owned subsidiaries, Supervillain Studios LLC, DSI and Repliqa. All intercompany accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of net revenue and expenses during the reporting periods. The most significant estimates and assumptions relate to the recoverability of product development costs, lives of  intangibles, allocation of purchase price, valuation of inventories and the adequacy of allowances for returns, price concessions and doubtful accounts. Actual amounts could differ from these estimates.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentration of Credit Risk

We maintain cash balances at several high quality financial institutions. While we attempt to limit credit exposure with any single institution, balances often exceed insurable amounts.

If the financial condition and operations of our customers deteriorate, our risk of collection could increase substantially. A majority of our trade receivables are derived from sales to major retailers and distributors. Our five largest customers accounted for approximately 83% of net revenue for the year ended December 31, 2007. These five largest customers accounted for 10% of our gross accounts receivable as of December 31, 2007. We believe that the receivable balances from these customers do not represent a significant credit risk based on past collection experience. As of December 31, 2007, receivables from our factor represented $175,000 of our gross accounts receivable. We regularly review our outstanding receivables for potential bad debts and have had no history of significant write-offs due to bad debts.

Inventory

Inventory is stated at the lower of actual cost or market. We periodically evaluate the carrying value of our inventory and make adjustments as necessary. Estimated product returns are included in the inventory balance at the lower of cost or market.

Product Development Costs

We utilize both internal development teams and third party product developers to develop the titles we publish.

We capitalize internal product development costs (including stock-based compensation, specifically identifiable employee payroll expense and incentive compensation costs related to the completion and release of titles), third party production and other content costs, subsequent to establishing technological feasibility of a title. Technological feasibility of a product includes the completion of both technical design documentation and game design documentation. Amortization of such capitalized costs is recorded on a title-by-title basis in cost of goods sold using the proportion of current year revenues to the total revenues expected to be recorded over the life of the title.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We frequently enter into agreements with third party developers that require us to make advance payments for game development and production services. In exchange for our advance payments, we receive the exclusive publishing and distribution rights to the finished game title as well as, in some cases, the underlying intellectual property rights. Such agreements allow us to fully recover the advance payments to the developers at an agreed royalty rate earned on the subsequent retail sales of such product, net of any agreed costs. We capitalize all advance payments to developers as product development costs. On a product-by-product basis, we reduce product development costs and record a corresponding amount of research and development expense for any costs incurred by third party developers prior to establishing technological feasibility of a product as these advances are expended. We typically enter into agreements with third party developers after completing the technical design documentation for our products and therefore record the design costs leading up to a signed development contract as research and development expense. We also generally contract with third party developers that have proven technology and experience in the genre of the video game being developed, which often allows for the establishment of technological feasibility early in the development cycle. In instances where the documentation of the design and technology are not in place prior to an executed contract, we monitor the product development process and require our third party developers to adhere to the same technological feasibility standards that apply to our internally developed products.

We also capitalize advance payments as product development costs when advances are made subsequent to establishing technological feasibility of a video game title and amortize them, on a title-by-title basis, as royalties in cost of goods sold. Royalty amortization is recorded using the proportion of current year revenues to the total revenues expected to be recorded over the life of the title.

At each balance sheet date, or earlier if an indicator of impairment exists, we evaluate the recoverability of capitalized development costs, advance development payments and any other unrecognized minimum commitments that have not been paid, using an undiscounted future cash flow analysis, and charge any amounts that are deemed unrecoverable to cost of goods sold if the product has already been released. If the product is discontinued prior to completion, any prepaid unrecoverable advances are charged to research and development expense. We use various measures to estimate future revenues for our product titles, including past performance of similar titles and orders for titles prior to their release. For sequels, the performance of predecessor titles is also taken into consideration.

Prior to establishing technological feasibility, we expense research and development costs as incurred. In the 2007 period, we wrote off approximately $1.9 million of expense relating to costs incurred for the development of a game that was abandoned, we wrote off $1.5 million relating to video game publishing rights that were terminated and we expensed approximately $1.0 million for other costs incurred by our internal development studio prior to technological feasibility that could not be capitalized. All of those costs are included in the Statement of Operations under Research and development expenses.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Licenses

Licenses consist of payments and guarantees made to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Agreements with rights holders generally provide for guaranteed minimum royalty payments for use of their intellectual property. Guaranteed minimum payments are initially recorded as an asset (licenses) and as a liability (accrued licenses) upon execution of a licensing agreement, provided that no significant performance remains to be completed by the licensor. When significant performance remains to be completed by the licensor, we record payments when actually paid.

Certain licenses extend over multi-year periods and encompass multiple game titles. In addition to guaranteed minimum payments, these licenses frequently contain provisions that could require us to pay royalties to the license holder, based on pre-agreed unit sales thresholds.

Capitalized licensing fees are amortized as royalties in cost of goods sold on a title-by-title basis at a ratio of current period revenues to the total revenues expected to be recorded over the remaining life of the title. Similar to product development costs, we review our sales projections quarterly to determine the likely recoverability of our capitalized licenses as well as any unpaid minimum obligations. When management determines that the value of a license is unlikely to be recovered by product sales, capitalized licenses are charged to cost of goods sold, based on current and expected revenues, in the period in which such determination is made. Criteria used to evaluate expected product performance and to estimate future sales for a title include: historical performance of comparable titles; orders for titles prior to release; and the estimated performance of a sequel title based on the performance of the title on which the sequel is based.

Fixed Assets

Office equipment and furniture and fixtures are depreciated using the straight-line method over their estimated useful life of five years. Computer equipment and software are generally depreciated and amortized using the straight-line method over three years. Leasehold improvements are amortized over the lesser of the term of the related lease or seven years. The cost of additions and betterments are capitalized, and repairs and maintenance costs are charged to operations, in the periods incurred. When depreciable assets are retired or sold, the cost and related allowances for depreciation are removed from the accounts and the gain or loss is recognized. The carrying amounts of these assets are recorded at historical cost.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill and Intangible Assets

Goodwill is the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Intangible assets consist of trademarks, customer relationships, content and product development. Certain intangible assets acquired in a business combination are recognized as assets apart from goodwill. Identified intangibles other than goodwill are generally amortized using the straight-line method over the period of expected benefit ranging from one to ten years, except for intellectual property, which are usage-based intangible assets that are amortized using the shorter of the useful life or expected revenue stream.

The Company accounts for its goodwill in accordance with Statement of Financial Accounting Standards 142, “Goodwill and Other Intangibles”. Under this standard, the Company is required to perform a goodwill impairment test at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from estimated future cash flows. Beginning in 2008, we will perform an annual test for impairment of goodwill in the fourth quarter of each fiscal year or earlier if indicators of impairment exist. We determine the fair value of each reporting unit using a discounted cash flow analysis and compare such values to the respective reporting unit's carrying amount.

Impairment of Long-Lived Assets

We review all long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, including assets to be disposed of by sale, whether previously held and used or newly acquired. We compare the carrying amount of the asset to the estimated undiscounted future cash flows expected to result from the use of the asset. If the carrying amount of the asset exceeds estimated expected undiscounted future cash flows, we record an impairment charge for the difference between the carrying amount of the asset and its fair value. The estimated fair value is generally measured by discounting expected future cash flows at our incremental borrowing rate or fair value, if available.

Revenue Recognition

We earn our revenue from the sale of internally developed interactive software titles and from the sale of titles developed by and/or licensed from third party developers ("Publishing revenue"). We also earn revenue from our internal development studios achieving milestones for games developed for third parties ("Development revenue"). In the 2007 period, $785,000 was Development revenue and $565,000 was Publishing revenue.

We recognize Publishing revenue upon the transfer of title and risk of loss to our customers. We apply the provisions of Statement of Position 97-2, "Software Revenue Recognition", in conjunction with the applicable provisions of Staff Accounting Bulletin No. 104, "Revenue Recognition." Accordingly, we recognize revenue for software titles when there is (1) persuasive evidence that an arrangement with the customer exists, which is generally a customer purchase order, (2) the product is delivered, (3) the selling price is fixed or determinable and (4) collection of the customer receivable is deemed probable. Our payment arrangements with customers typically provide net 30 and 60-day terms. Advances received for licensing and exclusivity arrangements are reported on the balance sheet as customer advances until we meet our performance obligations, at which point we recognize the revenue (See Note 12).

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue is recognized after deducting estimated reserves for returns, price concessions and other allowances. In circumstances when we do not have a reliable basis to estimate returns and price concessions or are unable to determine that collection of a receivable is probable, we defer the revenue until such time as we can reliably estimate any related returns and allowances and determine that collection of the receivable is probable.

We recognize development revenue when we satisfy all contractual obligations for each milestone and the third party agrees that these obligations are met to their satisfaction.

Allowances for Returns, Price Concessions and Other Allowances

We may accept returns and grant price concessions in connection with our publishing arrangements. Following reductions in the price of our products, we grant price concessions that permit customers to take credits for unsold merchandise against amounts they owe us. Our customers must satisfy certain conditions to allow them to return products or receive price concessions, including compliance with applicable payment terms and confirmation of field inventory levels.

Although our distribution arrangements with customers do not give them the right to return titles or to cancel firm orders, we sometimes accept returns from our distribution customers for stock balancing and make accommodations to customers, which include credits and returns, when demand for specific titles fall below expectations.

We make estimates of future product returns and price concessions related to current period product revenue based upon, among other factors, historical experience and performance of the titles in similar genres, historical performance of a hardware platform, customer inventory levels, analysis of sell-through rates, sales force and retail customer feedback, industry pricing, market conditions and changes in demand and acceptance of our products by consumers.

Significant management judgments and estimates must be made and used in connection with establishing the allowance for returns and price concessions in any accounting period. We believe we can make reliable estimates of returns and price concessions. However, actual results may differ from initial estimates as a result of changes in circumstances, market conditions and assumptions. Adjustments to estimates are recorded in the period in which they become known.

Consideration Given to Customers and Received from Vendors

We have various marketing arrangements with retailers and distributors of our products that provide for cooperative advertising and market development funds, among others, which are generally based on single exchange transactions. Such amounts are accrued as a reduction to revenue when revenue is recognized, except for cooperative advertising which is included in selling and marketing expense if there is a separate identifiable benefit and the benefit's fair value can be established.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

We receive various incentives from our manufacturers, including up-front cash payments as well as rebates based on a cumulative level of purchases. Such amounts are generally accounted for as a reduction in the price of the manufacturer's product and included as a reduction of inventory or cost of goods sold, based on (1) a ratio of current period revenue to the total revenue expected to be recorded over the remaining life of the product or (2) an agreed upon per unit rebate, based on actual units manufactured during the period.

Equity-based Compensation

We issued profit incentive units to certain management and employees during 2007. In accordance with SFAS 123(R), Share-Based Payment, which revised Statement of Financial Accounting Standards No.123. We record compensation expense over the requisite service period based on their relative fair values.

The fair value of our equity-based compensation is estimated using the Black-Scholes option-pricing model. This model requires the input of assumptions regarding a number of complex and subjective variables that will usually have a significant impact on the fair value estimate. These variables include, but are not limited to, the volatility of our stock price and estimated exercise behavior. The assumptions and variables used for the current period grants were developed based on SFAS 123(R) and SEC guidance contained in Staff Accounting Bulletin (SAB) No. 107, "Share-Based Payment." The following table summarizes the assumptions and variables used by us to compute the weighted average fair value of stock option grants:

For the Period From
March 23, 2007 to
December 31, 2007

Risk-free interest rate	3.45%
Expected stock price volatility	45.0%
Expected term until exercise (years)	5
Dividends	None

For the year ended December 31, 2007, we estimated the implied volatility for publicly traded options on our common units as the expected volatility assumption required in the Black-Scholes option-pricing model which is consistent with SFAS 123(R) and SAB 107. The selection of the implied volatility approach was based upon the historical volatility of companies with similar capitalization and our assessment that implied volatility is more representative of future stock price trends than historical volatility.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Taxes

The Company was a limited liability company from inception until May 16, 2008, when we converted to a corporation. As a limited liability company, we were not required to provide for any corporate tax. The loss from the Company’s operations was passed to the unit holders via Form K-1’s and the unit holders are responsible for any resulting taxes. One of our subsidiaries, DSI was not a limited liability company and we therefore were required to record a corporate tax provision upon the acquisition of DSI.

As a corporation, we recognize deferred taxes under the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statement and tax bases of assets and liabilities at currently enacted statutory tax rates for the years in which the differences are expected to reverse. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when we determine that it is more likely than not that such deferred tax assets will not be realized.

Earnings (Loss) per Unit

Basic earnings (loss) per unit is computed by dividing the net income (loss) applicable to Members for the period by the weighted average number of common and incentive units outstanding during the same period. Diluted earnings (loss) per unit is computed by dividing the net income (loss) applicable to Members for the period by the weighted average number of common and incentive units and warrants outstanding during the same period. Since the inclusion of the warrants outstanding is anti-dilutive because of losses, the dilutive loss per unit is the same as the basic loss per unit. As a result, warrants to acquire 145,805 units were excluded.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 -	BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"). SFAS 159 expands the use of fair value accounting but does not affect existing standards, which require assets or liabilities to be carried at fair value. Under SFAS 159, a company may elect to use fair value to measure certain financial assets and financial liabilities, on an instrument-by-instrument basis. If the fair value option is elected, unrealized gains and losses on existing items for which fair value has been elected are reported as a cumulative adjustment to beginning retained earnings. Subsequent to the adoption of SFAS 159, changes in fair value are recognized in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007 with earlier adoption permitted. Our adoption of SFAS 159 had no material impact on our consolidated financial position and results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS No. 160), which is an amendment of Accounting Research Bulletin (“ARB”) No. 51. This statement clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented, thus requiring consolidated net income to be reported at amounts that include the amounts attributable to both parent and the noncontrolling interest. This statement is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Based on current conditions, we do not expect the adoption of SFAS No. 160 to have a significant impact on our results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (SFAS No. 141R). This statement replaces FASB Statement No. 141, “Business Combinations.” This statement retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS No. 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement defines the acquirer as the entity that obtains control of one or more businesses in the business combination and establishes the acquisition date as the date that the acquirer achieves control. This statement requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. This statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

On May 9, 2008, the FASB issued Staff Position ("FSP") APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlements), which clarifies that convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) are not addressed by paragraph 12 of APB Opinion No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants. The FSP specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity's nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years. The Company has not completed its evaluation of the impact of the effect, if any, the adoption of FSP APB 14-1would have on our results of operations or financial position.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -	BUSINESS ACQUISITIONS AND CONSOLIDATION

During the year ended December 31, 2007, we consummated the acquisitions described below, which largely reflect our efforts to expand our business by adding development studios, established distribution systems, seasoned sales team and talented personnel resources to our existing infrastructure. The acquisitions were accounted for under the purchase method of accounting in accordance with FASB 141 and the results of operations and financial positions of these acquisitions are included in our consolidated financial statements from their respective acquisition dates.

Supervillain Studios

In June 2007, the Company acquired the assets of Supervillain Studios, Inc., a video game developer based in Santa Ana, California. The total purchase price consisted of the following:

(amounts in $000’s)
Cash at closing	$1,400
Promissory Notes, net of $989 debt discount	1,111
Fair value of 50,001 units issued	490
Acquisition-related costs	53

Total purchase price	$3,054

In addition, there is $333,000 to be paid to each of Supervillain’s three shareholders (an aggregate of up to $1.0 million) that remain employed by the Company or its affiliates on the third anniversary of the Supervillain closing. The $333,000 is accrued for as compensation on a straight-line basis over a three-year period. The Supervillain Promissory Note is payable in three installments; $500,000 of principal together with accrued interest at the rate of 5% per annum is payable on each of (A) the earlier of December 14, 2008 or the date that the Company consummates a round of equity financing of $20.0 million or more and (B) the earlier of December 14, 2008 or the date that the Company consummates a round of equity financing of $31.0 million or more. The balance of the Supervillain Promissory Note, together with any accrued interest, is due on June 14, 2010. (See Note 20 for subsequent re-dating of the maturity date of the Supervillain Promissory Note.)

The following table summarizes the purchase price allocation:

(amounts in $000’s)
Cash	$646
Accounts Receivable	295
Fixed assets	21
Goodwill	1,500
Trademarks	705
Customer Relationships	503
Product development	114
Current Liabilities assumed	(730)

Net assets acquired	$3,054

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -	BUSINESS ACQUISITIONS AND CONSOLIDATION (CONTINUED)

Destination Software, Inc.

In December 2007, the Company acquired the shares of Destination Software, Inc. (“DSI”). The purchase price was paid as follows:

(amounts in $000’s)
Cash at closing	$7,040
Promissory Notes, net of $2,346 debt discount	4,414
Fair value of 450,057 units issued	8,173
Fair value of 299,943 units to be issued (Issued July 2008)	5,447
Acquisition-related costs	69

Total purchase price	$25,143

The cash purchase price was approximately $7.0 million at closing, with approximately $1.8 million to be paid at the earlier of the Company’s completion of another round of financing or by December 2008 with the $5.0 million balance to be paid in two installments pursuant to a promissory note (the “DSI Note”). The first installment of $2.5 million of principal together with accrued interest at the rate of 3.9% per annum is due on the earlier of June 18, 2009 and the date on which the Company consummates a round of equity financing of $40.0 million or more. The balance of the DSI Note (including accrued interest) is payable December 18, 2010. (See Note 20 for subsequent conversion of certain amounts of the DSI Note to equity of the Company and re-dating of certain maturity dates.)

The following table summarizes the purchase price allocation:

(amounts in $000’s)
Cash	$1,108
Other current assets	8,497
Fixed Assets	107
Deferred tax asset	1,676
Other assets	6
Goodwill	14,704
Content	12,202
Trademarks	1,510
Customer relationships	2,749
Current liabilities assumed	(10,530)
Deferred tax liability	(6,516)
Long-term liabilities	(370)

Net assets acquired	$25,143

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 -	BUSINESS ACQUISITIONS AND CONSOLIDATION (CONTINUED)

Cyoob, Inc. and Repliqa, LLC

In June 2007, we acquired a 24.75% interest in the outstanding stock of Cyoob, Inc. (“Cyoob”). Cyoob’s assets were transferred to Repliqa, LLC (“Repliqa”) and the Company acquired a 35% membership interest in Repliqa, ultimately allowing the Company to have voting control of the operating business of Repliqa. Repliqa was developing a recommendation engine to be used on the internet. We paid approximately $1.2 million for the interest in Cyoob and we committed to pay approximately $1.2 million for the membership interest in Repliqa. Prior to December 31, 2007, the assets of Repliqa were impaired and we recorded $2.0 million as a loss on impairment of this investment in the 2007 financial statements. In January 2008, the Board and management decided to discontinue its involvement with the operations and this will be recorded as a discontinued operation on the 2008 financial statements.

Pro forma results

The following unaudited summary pro forma information assumes the Supervillain and DSI acquisitions had occurred on January 1, 2007. The pro forma results related to Repliqa have been eliminated as we discontinued our interest in Repliqa in January 2008. The pro forma information, as presented below, is not necessarily indicative of the results that would have been obtained had the acquisitions occurred on January 1, 2007, nor is it necessarily indicative of the Company’s future results (in $000’s):

(unaudited)
Revenue	$32,579
Net loss	(10,943)
Basic and diluted loss per unit from continuing operations	($6.51)
Weighted average shares	1,681,499

The pro forma net loss reflects adjustments for amortization of intangibles, interest charges, accruals for additional compensation arising out of the acquisitions and income taxes.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 -	INVENTORY

As of December 31, 2007 inventory consisted of:

(amounts in $000’s)
Finished products	$1,502
Parts and supplies	53

Inventory	$1,555

Estimated product returns included in Inventory at December 31, 2007 was $542,000.

NOTE 6 -	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expense and other assets as of December 31, 2007 consisted of:

(amounts in $000’s)
Vendor advances for inventory	$2,424
Prepaid royalties	1,321
Prepaid income tax	188
Other prepaid expenses	165

Prepaid expenses and other current assets	$4,098

NOTE 7 -	PRODUCT DEVELOPMENT COSTS

Details of our capitalized product development costs were as follows:

(amounts in $000’s)
	December 31, 2007
	Current	Non-Current

Product development costs, internally
developed	$88	$0
Product development costs, externally
developed	3,051	1,120

Product development costs	$3,139	$1,120

Product development costs for titles that will not be released and certain video game publishing rights were written off during the 2007 period for approximately $3.4 million. These costs were included in the Statement of Operations under Research and development expenses.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 -	FIXED ASSETS, NET

As of December 31, 2007, fixed assets consisted of:

Computer equipment	$214
Furniture and fixtures	156
Office equipment	30
Leasehold improvements	50
Other	17
Less: Accumulated depreciation and amortization	(83)

Fixed Assets, net	$384

NOTE 9 -	GOODWILL

Goodwill was generated from the acquisitions of the assets of Supervillain and of the stock of DSI during 2007, as described in Note 4 as follows (in $000’s):

Supervillain	$1,500
DSI	14,704

Total Goodwill	$16,204

NOTE 10 -	INTANGIBLE ASSETS, NET

The following table sets forth the components of the intangible assets subject to amortization:

(amounts in $000’s)
		December 31, 2007
	Estimated
	Useful	Gross
	Lives	Carrying	Accumulated	Net Book
	(Years	Amount	Amortization	Value

Content	10	$12,202	$51	$12,151
Trademarks	10	2,215	44	2,171
Customer relationships	10	3,252	39	3,213
Product development	1	114	114	-

Total Intangible Assets		$17,783	$248	$17,535

Amortization of intangible assets for the period ended December 31, 2007 is included in our statement of operations as follows:

(amounts in $000’s)

Cost of goods sold	$114
Depreciation and amortization	134

Total amortization of intangible assets	$248

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 -	INTANGIBLE ASSETS, NET (CONTINUED)

Estimated amortization of intangible assets for the years ending December 31 is as follows:

(amounts in $000’s)
2008	$1,767
2009	1,767
2010	1,767
2011	1,767
2012	1,767
Thereafter	8,700

Total	$17,535

NOTE 11 -	CREDIT AND FINANCING AGREEMENT

In connection with the DSI acquisition, the Company entered into the following credit and finance arrangements:

The Company and DSI entered into a purchase order financing agreement with Transcap Trade Finance, LLC (“Transcap”) on December 19, 2007. This agreement made the Company a party to a Master Purchase Order Assignment Agreement dated August 20, 2001 pursuant to which Transcap agreed to provide purchase order financing to or for the benefit of DSI. Total advances under the factoring arrangement include letters of credit for purchase order financing and is limited to $5 million. The agreement can be renewed annually. The interest rate is prime plus 1.5% on outstanding advances. As of December 31, 2007, the total interest rate was 8.75% The charges and interest expense on the advances are included in interest in the accompanying consolidated statement of operations. The Company’s obligations under such agreement have been personally guaranteed by DSI’s President. As of December 31, 2007, approximately $2.9 million is reflected as a payable under this financing arrangement.

DSI uses a factor to approve credit and to collect the proceeds from a substantial portion of its sales. Under the terms of the agreement, DSI assigns to the factor and the factor purchases from DSI eligible accounts receivable. In connection with these arrangements, the factor has a security interest in substantially all of the DSI assets. The factor, in its sole discretion, determines whether or not it will accept a receivable based on its assessment of credit risk. Once a receivable is accepted by the factor, the factor assumes substantially all of the credit risk associated with the receivable. The factor is required to remit payments to DSI for the assigned accounts receivable in accordance with the terms of the assigned invoice, regardless of whether the factor receives payment on the receivable, so long as the customer does not have a valid dispute related to the invoice. The amount remitted to DSI by the factor equals the invoiced amount adjusted for allowances and discounts DSI has provided to the customer. The factor charges 0.25% of invoiced amounts plus a 0.9% fee for every 10 days the amount is uncollected from the customer, subject to certain minimum charges per invoice and monthly maintenance charge, for these credit and collection services. During the period from December 18, 2007 to December 31, 2007, the factor purchased $662,000 of eligible gross receivables. The receivable from the factor as of December 31, 2007 was $175,000. The factor’s charges and interest expense on the advances are included in interest in the accompanying consolidated statement of operations and amounted to approximately $12,000 for the thirteen-day period. This agreement was terminated and replaced with a new factoring facility in August 2008.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 -	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities as of December 31, 2007 consisted of:

(amounts in $000’s)
Customer advances	$1,671
Obligation arising from DSI acquisition (Note 4)	1,200
Obligations relating to Cyoob acquisition (Note 4)	977
Royalty	793
DSI pension plan (1)	425
Commission for equity raise	345
Operating expenses	274
Professional fees	163
Interest	84

Total	$5,932

(1) The DSI pension plan liability was assumed with the acquisition of DSI. The plan was subsequently cancelled and there is no additional DSI pension plan liability.

NOTE 13 -	NOTES PAYABLE

In connection with the purchase of the Supervillain assets, the Company’s subsidiary Supervillain Studios, LLC  issued a promissory note (“Supervillain Note”) in the amount of $2.1 million. The Supervillain Note is payable in three installments; $500,000 of principal together with accrued interest at the rate of 5% per annum is payable on each of (A) the earlier of December 14, 2008 or the date that the Company consummates a round of equity financing of $20.0 million or more and (B) the earlier of December 14, 2008 or the date that the Company consummates a round of equity financing of $31.0 million or more. The balance of the Supervillain Note, together with any accrued interest, is due on June 14, 2010. The Company incurred interest expense of $58,000 in 2007 from the Supervillain Note. Since the interest rate on the Supervillain Note was considered to be below market rate, we recorded a debt discount of $989,000 which was based on the Company’s incremental borrowing rate, to be amortized over the life of the Supervillain Note. We recorded interest expense of $193,000 related to the debt discount in 2007.

In connection with the acquisition of DSI, the Company issued various promissory notes (“DSI Note”) in aggregate of approximately $6.7 million. Approximately $1.8 million of principal is payable at the earlier of the Company’s completion of another round of financing or by December 2008 with the $5.0 million balance to be paid in two installments pursuant to a promissory note (the “DSI Note”). The first installment of $2.5 million of principal together with accrued interest at the rate of 3.9% per annum would be due on the earlier of June 18, 2009 and the date on which the Company consummates a round of equity financing of $40.0 million or more. The balance of the DSI Note (including accrued interest) would be payable December 18, 2010. The Company incurred interest expense of $10,000 in 2007 from the DSI Note. Since the interest rate on the DSI Note was considered to be below market rate, we recorded a debt discount of approximately $2.3 million which was based on the Company’s incremental borrowing rate, to be amortized over the life of the DSI Note. We recorded interest expense of $43,000 related to the debt discount in 2007.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 -	NOTES PAYABLE (CONTINUED)

Other notes payable assumed from the DSI acquisition included:

•	$200,000 Demand note with 12.0% interest per annum, minimum guaranteed interest per renewal is $12,000. The note is guaranteed by the President of DSI.

•
DSI purchased shares of common stock from a former employee in December 2006 for the amount of $650,000. The balance on the note as of December 31, 2007 was $490,000; $120,000 is classified as current and $372,000 is classified as long-term. The payments are due monthly and the amount of the payment is $10,000 per month.

The following table lists all outstanding Notes Payable as of December 31, 2007:

(amounts in 000’s)
Note Description	Total

5.0% SVS sellers note due June 2010, net of discount of $796	$1,304

3.9% DSI employee note due December 2008, net of discount of $28	131

3.9% DSI sellers note due December 2008, net of discount of $279	1,323

3.9% DSI employee note due Sept 2009 & Dec 2010, net of discount of $180	270

3.9% DSI sellers note due Sept 2009 & Dec 2010, net of discount of $1,817	2,733

2.95% note due June 2012 assumed from DSI acquisition	490

8.25% Wachovia demand note assumed from DSI acquisition	50

Note assumed from DSI acquisition, 12% interest	200

DSI Employee loans, payable on demand	408

Total	6,909

Current portion	2,877

Non-current portion	$4,032

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13 -	NOTES PAYABLE (CONTINUED)

The Notes Payable are due as follows:

(amounts in 000’s)
Year Due	Amount Due

2008	$2,877
2009	1,622
2010	2,280
2011	120
2012	10
Thereafter	-

Total	$6,909

NOTE 14 -	COMMITMENTS AND CONTINGENCIES

A summary of annual minimum contractual obligations and commitments as of December 31, 2007 is as follows:

(amounts in $000’s)
		Product	Operating
	Licensing	Development	Leases	Total

2008	$479	$6,356	$146	$6,981
2009	-	290	72	362
2010	-		62	62
Thereafter	-		5	5

Total	$479	$6,646	$285	$7,410

Licensing and Marketing Agreements

Our licensing commitments primarily consist of obligations to holders of intellectual property rights for use of their trademarks, copyrights, technology or other intellectual property rights in the development of our products. Licensing and marketing commitments expire at various times through August 2010. Certain of our licensing and marketing agreements also contain provisions that would impose penalties if we fail to meet agreed upon software release dates. As of December 31, 2007, $479,000 of our guaranteed minimum licensing and marketing commitments were recorded on our Balance Sheet because the licensor did not have any significant performance obligations to us.

Product Development Agreements

We make payments to third party product developers that include contractual advances and royalties under several software development agreements that expire at various times through 2009. Our aggregate outstanding product development commitments assume satisfactory performance by third party developers.

Lease Commitments

Our office facilities are occupied under non-cancelable operating leases expiring at various times through January 2011. Rent expense amounted to $235,000 for the period ending December 31, 2007.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 -	INCOME TAXES

The Company was a limited liability company as of December 31, 2007, and as such is not required to provide for any corporate tax. The profit or loss from the Company’s operations is passed to the unit holders via Form K-1’s and the unit holders are responsible for any resulting taxes. One of our subsidiaries, DSI is not a limited liability company and is therefore required to record a corporate tax provision for the last thirteen days of 2007, subsequent to its acquisition by the Company.

The components of income tax (benefit) for the period from March 23, 2007 to December 31, 2007 are as follows (in $000’s):

Current:
Federal	$-
State	-
-
Deferred:
Federal	(46)
State	(12)
(58)
Income Tax (Benefit)	$(58)

There were no income taxes paid during the period.

The consolidated pretax loss for the period from March 23, 2007 to December 31, 2007 was $(10.3 million) of which approximately $(10.2 million) is attributable to entities that are taxed as partnerships. The subsidiary that is taxed as a corporation incurred a pretax loss of approximately $(148,000). The reconciliation of income tax expense (benefit) computed at the U.S. statutory tax rates to income tax expense (benefit) for the period from March 23, 2007 to December 31, 2007 is:

Tax at U.S. federal income tax rates	(34.0)%
Amount not subject to corporate income taxes	33.7
All other	(0.3)
(0.6)%

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15 -	INCOME TAXES (CONTINUED)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31,2007 are as follows (in $000’s):

Deferred tax assets:	Current	Noncurrent
Allowance for doubtful accounts	$461	$-
Inventory reserve	19	-
Pension plan payable	162	-
Bonus accrual	82	-
Net operating loss carry forward	-	269
Bonuses payable	714	-

Total deferred tax assets	1,438	269
Deferred tax liabilities:
Property & Equipment	-	(14)
Intangibles	-	(6,475)

Total deferred tax liabilities	-	(6,489)
Net deferred tax asset (liability)	$1,438	$(6,220)

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -	MEMBERS’ CAPITAL

As of December 31, 2007, there are 1,913,267 common units, 168,300 incentive units, 151,700 incentive profit units and 145,805 warrants to purchase common units outstanding.

The Company has available for issuance to Members, Ten Million (10,000,000) non-certificated Units of the Company. Each Unit, subject to the authority of the Management Board, is entitled to one (1) vote with respect to all matters to be voted upon by the Members and they have other rights and privileges as set forth in the 2nd Amended & Restated Limited Liability Company Agreement of the Company dated April 1, 2007 (the “Operating Agreement”).

In April 2007, the Company issued 340,000 total units of Zoo Games to the Company’s founders. Of these, 170,000 are common units and 170,000 are incentive units. In 2007, one founder left the employ of the Company and forfeited 1,700 units. We recorded an equity-based compensation expense of $67,000 for the founder units issued in 2007.

In May and June 2007, the Company raised $5.0 million in a private equity round and issued 510,000 common units of Zoo Games to the investors.

In June 2007, the Company issued 50,001 common units of Zoo Games to the sellers of SVS as part of the purchase price of SVS. (See Note 4 “Business Acquisition and Consolidation”)

In July 2007, the Company issued 150,000 common units of Zoo Games to Radar IP Group, LLC as part of the compensation for publishing rights for two video games. The common units were valued at approximately $1.5 million in aggregate and originally capitalized on the balance sheet. The Company has since terminated this contract and the $1.5 million was expensed as part of research and development expenses on the 2007 financial statements.

From October, 2007 to December 2007, the Company sold approximately $2.8 million in 12% convertible Bridge Notes. The Company paid interest of approximately $26,000 and on December 17, 2007, converted the principal and interest into 190,719 common units of Green Screen and 47,680 warrants to issue units of Zoo Games. The warrants are immediately exercisable, have a 5-year life and an exercise price of $15 per unit. The beneficial conversion feature and the value associated with the warrants included in these notes was $843,000 and this amount was recorded as interest expense in the 2007 financial statements.

On December 17, 2007, the Company raised approximately $7.9 million in equity pursuant to a private placement and issued 392,500 common units of Zoo Games and 98,125 warrants to issue units of Zoo Games. The warrants are immediately exercisable, have a 5-year life and an exercise price of $20 per unit.

On December 18, 2007, the Company issued 450,047 common units of Green Screen to the sellers of DSI as part of the purchase price of DSI. In addition, the Company is obligated to issue up to 299,943 additional units of Zoo Games to the sellers of DSI in July 2008. (See Note 4 “Business Acquisition and Consolidation”)

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 16 -	MEMBERS’ CAPITAL (CONTINUED)

Equity-Based Compensation Plans

All Incentive Units are vested over a three-year period at the rate of 33% for each whole 365 day period following the date of issuance. If the Incentive Unit holder terminates his employment, any Incentive Units held by such Member that have not vested on the date said employment terminates shall revert to the Company and be of no further force or effect. The Company reserved 151,700 Common Units for options or issuance during calendar 2007 to managers, officers, employees or consultants of the Company in connection with their service to the Company, their employment by the Company or their retention as consultants by the Company (such Units, collectively, the “Reserved Units”). These Reserved Units are incentive profit units and are priced by the Management Board at not less than 130% percent of the fair market value of the Company, as reasonably determined by the Management Board at the time of issuance. The Management Board determined the fair market value of the Company at the date of the grant of the incentive profit units.

During 2007, the Company issued 151,700 incentive profit units to various managers and employees. We recorded equity-based compensation expense of approximately $71,000 for the year ended December 31, 2007, computed using the Black Scholes model. As of December 31, 2007, $354,000 remains to be amortized over the next 2.5 years. When the Company converted to a corporation in May 2008, the remaining unamortized portion was expensed.

NOTE 17 -	INTEREST, NET

For the Period
Ending
December 31, 2007

Interest income	$(39)
Interest expense on bridge notes	843
Interest on debt discount	236
Interest on promissory notes & other	94
Financing costs	12

Interest, net	$1,146

The interest income was earned from investments in a Money Market account during 2007.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 –	SUPPLEMENTAL CASH FLOW INFORMATION

(amounts in $000’s)
Changes in assets and liabilities, net of acquisitions

Accounts receivable	$431
Inventory	366
Prepaid expenses and other current assets	(1,029)
Product development costs	(1,723)
Accounts payable	249
Accrued expenses and other current liabilities	555

Net changes in assets and liabilities	$(1,151)

Cash paid during the period for interest	$12
Cash paid during the period for taxes	$-

Non-cash financing and investing activities:

Issuance of 50,001 units for as partial payment for
Acquisition of net assets of Supervillain	$490

Issuance of 150,000 units for publishing rights	$1,470

Issuance of 450,057 units for partial payment for
Acquisition of DSI	$8,173

Issuance of 7,709 units to a related party in satisfaction of rent obligation	$114

NOTE 19 –	RELATED PARTY TRANSACTIONS

We lease office space in New York from 575 Broadway Associates, LLC a company owned principally by a member of the Board of Directors and one of our principal members. We currently lease 5,000 square feet at this location on a month-to-month basis. We paid rent expense of $183,000 from April 2007 through December 2007 for this office.

The President of the Company received $549,000 in connection with the sale of a portion of his shares in Cyoob, Inc to Zoo Games. The agreement entitled the President to receive an additional $549,000 from Zoo Games for such shares; however this debt was converted to Zoo Games equity. Of such amount, $647,000 was recorded as compensation and included in General and administrative expenses.

A few employees of DSI loaned the Company an amount of up to $765,000 in 2008 on a short-tem basis. The employees were paid interest at a 4% rate and all amounts are expected to be repaid in full.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 -	SUBSEQUENT EVENTS

On April 4, 2008, the Company acquired Zoo Digital Publishing Ltd. (“Zoo”), a UK based casual game publisher and distributor for a total purchase price of $8.0 million. The purchase price consisted of 225,000 units of the Company valued at $20 per unit, $1.0 million cash to be paid at closing, $1.5 million to be paid upon the completion of the next round of financing and $1.0 million to be paid April 4, 2009. In addition, $1.0 million cash is to be paid in April 2011 if the two Zoo principals remain employed in the Company at that time. (See below for subsequent conversion of certain debt to equity and re-dating of certain maturity dates.)

On May 16, 2008, the Company converted from a limited liability company to a corporation pursuant to Section 265 of the Delaware General Corporation Law. The name of the corporation is Green Screen Interactive Software, Inc. (“GSIS Inc.”). Each unit of the Company was exchanged for one share of common stock of GSIS Inc.; each warrant of the Company was transferred to one warrant to purchase common stock of GSIS Inc. at the same exercise price; each incentive profit unit of the Company was exchanged for .77035 of one share of common stock of GSIS Inc. plus .22965 non-qualified stock options to purchase GSIS, Inc. at the market price of $18.15 per share.

On May 16, 2008, the Company entered into a Letter of Intent with Mandalay Media, Inc. to merge. In conjunction with this merger, the Company received $2.0 million from Mandalay Media and issued a 10% convertible note to Mandalay that was due October 15, 2008. The letter of intent was terminated on June 16, 2008 and the Company repaid the note in full, including accrued interest due on July 7, 2008.

On July 7, 2008, the Company entered into an Agreement and Plan of Merger with Driftwood Ventures, Inc. (“Driftwood”), pursuant to which Zoo Games would merge with a wholly owned subsidiary of Driftwood and be the surviving corporation through an exchange of common stock of Zoo Games for common stock of Driftwood. Pursuant to the Merger Agreement, upon the completion of the Merger, each outstanding share of Zoo Games common stock, $0.001 par value per share, on a fully-converted basis (the “Zoo Games Common Stock”), will convert automatically into and become exchangeable for shares of Driftwood common stock, $0.001 par value per share (“Driftwood Common Stock”) in accordance with the exchange ratio set forth in the Merger Agreement. In addition, by virtue of the Merger, each of the 334,983 options to purchase shares of Zoo Games Common Stock (the “Zoo Games Options”) outstanding under Zoo Games’ 2008 Long-Term Incentive Plan will be assumed by Driftwood, subject to the same terms and conditions as were applicable under such plan immediately prior to the Merger, and convert into 243,040 options to purchase shares of Driftwood Common Stock at an exercise price of $2.58 per share, 421,396 options to purchase shares of Driftwood Common Stock at an exercise price of $2.25 per share and 1,688,240 options to purchase shares of Driftwood Common Stock at an exercise price of $1.52 per share. The 246,243 warrants to purchase shares of Zoo Games Common Stock outstanding at the time of the Merger (the “Zoo Games Warrants”) will be assumed by Driftwood and convert into 1,411,186 warrants to acquire shares of Driftwood Common Stock at an exercise price of $2.84 and 318,246 warrants to acquire shares of Driftwood Common Stock at an exercise price of $2.13 per share. The merger consideration consists of (i) 26,098,303 shares of Driftwood Common Stock, (ii) the reservation of 2,352,677 shares of Driftwood Common Stock that are required for the assumption of the Zoo Games Options and (iii) the reservation of 1,729,432 shares of Driftwood Common Stock that are required for the assumption of the Zoo Games Warrants.

Upon the completion of the Merger, all shares of Zoo Games Common Stock are no longer outstanding and will automatically be canceled and cease to exist, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the applicable merger consideration. Additionally, each share of the Zoo Games Common Stock held by Zoo Games or owned by Driftwood or any subsidiary of Zoo Games or Driftwood immediately prior to the Merger, will be canceled and extinguished as of the completion of the Merger without any conversion or payment in respect thereof.

Upon the closing of the Merger (the “Closing”), as the sole remedy for the Zoo Games stockholders’ indemnity obligations, on behalf of the Zoo Games stockholders, Driftwood will deposit 2,609,861 shares of Driftwood Common Stock, otherwise payable to such stockholders, into escrow to be held by the escrow agent in accordance with the terms and conditions of an escrow agreement.

The merger will be accounted for as a reverse merger with the Company being treated as the acquirer.

ZOO GAMES, INC. (FORMERLY GREEN SCREEN INTERACTIVE SOFTWARE, LLC)
AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 20 -	SUBSEQUENT EVENTS (CONTINUED)

On July 7, 2008, in connection with entering into the merger agreement, Driftwood provided a bridge loan of up to $7.0 million to Zoo Games (the “Driftwood Loan”). The Driftwood Loan matures on September 30, 2008, and initially bears interest at a rate of 10% per annum (increasing upon default). Under the terms of the Driftwood Loan, Zoo Games may borrow on a weekly basis, repay without penalty or premium and continue to borrow amounts until September 30, 2008, provided that any advance made by Driftwood to Zoo Games is contingent upon a mutually approved budget for the use of such advance by Zoo Games, which approval will not be unreasonably withheld by Driftwood. The Driftwood Loan and all accrued interest will be automatically extinguished upon the closing of the Merger.

On September 12, 2008, the Company completed its merger with Driftwood.

During July 2008, the Company restructured debt from the SVS, DSI, Zoo and Cyoob acquisitions, as follows:
1.	SVS – the $2.1 million note outstanding will now be due as follows:
• $500,000 on December 14, 2008
• $500,000 on September 1, 2009
• $1.1 million on June 14, 2010
2.	DSI (the restructured amounts include a portion of the assumed liabilities resulting from the acquisition):
•  the approximately $2.4 million currently due was converted to 223,474 shares of Zoo Games Inc.
• $1.25 million of the amount due June 2009 was converted to 117,371 shares of Zoo Games Inc.
• $500,000 of the amount due December 2010 was converted to 46,948 shares of Zoo Games Inc.
3.	Zoo:
• $1.0 million of the amount currently due was converted to 93,896 shares of Zoo Games Inc.
• $500,000 of the amount currently due will be paid by December 31, 2008
• $1.0 million of the amount due April 2009 was converted to 93,896 shares of Zoo Games Inc.
4.	Cyoob:
• $766,000 of the amount due was converted into 55,666 shares of Zoo Games Inc.

In August 2008, Zoo Publishing, Inc. (formerly DSI) entered into a new factoring agreement with Working Capital Solutions, Inc., which utilizes existing accounts receivable in order to provide working capital to fund all aspects of our continuing business operations. Under the terms of the factoring and security agreement, we sell our receivables to the factor, with recourse. The factor, in its sole discretion, determines whether or not it will accept each receivable based upon the credit risk factor of each individual receivable or account. Once a receivable is accepted by the factor, the factor provides funding subject to the terms and conditions of the factoring and security agreement. The amount remitted to us by the factor equals the invoice amount of the receivable adjusted for any discounts or allowances provided to the account, less 20% which is deposited into a reserve account established pursuant to the agreement, less allowances and fees. In the event of default, valid payment dispute, breach of warranty, insolvency or bankruptcy on the part of the receivable account, the factor can require the receivable to be repurchased by us in accordance with the agreement. The amounts to be paid by us to the factor for any accepted receivable include a factoring fee of 0.6% for each ten (10) day period the account is open. This facility is guaranteed by the Company’s President and he received 100,000 options to purchase the Company’s Common stock as compensation for the guarantee.

During September, 2008, the Company adopted its 2008 Long-Term Equity Incentive Plan, which generally will provide for the issuance of options, stock appreciation rights, restricted shares, restricted share units and unrestricted shares to key employees, directors, consultants and advisors to the Company.